Exhibit 10.1

KEY EXECUTIVE INCENTIVE AGREEMENT

1.                  Purpose. This Key Executive Incentive Agreement (as may be amended, restated, or otherwise modified from time to time, this “Agreement”) is entered into as of April 12, 2019 by Aceto Corporation, a New York corporation (the “Company”), for the purpose of setting forth the requirements for William Kennally (“Executive”) to receive additional compensation as an incentive to maximize the value of the Company’s assets and to ensure optimum recovery for all stakeholders. Certain capitalized terms used but not defined herein shall have the meanings given such terms on Exhibit A hereto.

2.                  Eligibility.

(a)                        Subject to (i) the terms and conditions of this Agreement, and (ii) Executive’s compliance with the terms and conditions hereof, including, without limitation, Executive’s compliance with the terms and conditions of Section 7 below, Executive shall be eligible for a bonus (the “Bonus”) upon the consummation of (i) a Sale of the Pharma Business, (ii) a Sale of the ChemPlus Business pursuant to a ChemPlus Enhanced Agreement, (iii) a Sale of the Company, or (iv) a Determination Event (each of clauses (i) through (iv), a “Transaction”), in each case on or prior to March 15, 2020. Whether a Transaction has been consummated (and if so, the type of Transaction) shall be determined by the Committee in its sole discretion.

(b)                        Payment of the Bonus shall be subject to (i) Executive’s continued employment with the Company from the date of this Agreement through the date of payment hereunder, or (ii) a termination of the Executive’s employment with the Company by the Company without Cause (as defined in the Change in Control Agreement) or as a result of Executive’s death or disability prior to such date. For avoidance of doubt, a transfer of Executive’s employment to (i) any affiliate of the Company, including, without limitation, Pharma, or (ii) any successor to the Company or any of its affiliates, shall not be deemed a termination of Executive’s employment with the Company for purposes of this Agreement, but a termination of employment with Pharma or such successor shall be such a termination.

3.                  Amount of Bonus. The amount of Executive’s Bonus, if any, shall be determined in accordance with Exhibit B hereto, and such amount shall be paid, less applicable withholdings, upon the consummation of the applicable Transaction, or if there is more than one Transaction, upon the consummation of each Transaction, subject to the true-up provided herein, which true-up, if any, shall be payable no later than March 15, 2020.

4.                  Assistance with Transaction. Notwithstanding anything in this Agreement to the contrary, if any transaction is proposed by the Board that could result in a “Transaction” for purposes of this Agreement, Executive shall support such transaction and take all such action as may be reasonably requested by the Board to cause such transaction to be consummated at the time and on the terms proposed by the Board, including, without limitation, to the extent requested: (i) reviewing and commenting on confidential offering memoranda or similar documents; (ii) preparing projections; (iii) meeting with representatives of prospective purchasers; (iv) participating in management meetings; (v) assisting in connection with the negotiation, documentation and consummation of the proposed transaction; (vi) executing and delivering such agreements and documents as are customary for similar transactions; (vii) assisting with any formal or informal inquiry, investigation, disciplinary or other proceeding initiated by any government, regulatory or law enforcement agency in connection with the proposed transaction or any threatened or initiated litigation against the Company or its affiliates whether relating to such transaction or otherwise; (viii) assisting in the development of strategies designed to increase the value of the Transactions; (ix) assisting with the Bankruptcy Court proceedings to approve such Transaction; and (x) any other transitional matter reasonably requested by the Company.

5.                  Cooperation. Executive agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occur during Executive’s employment with the Company. Executive’s requested cooperation may include, without limitation, making himself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in providing any requested cooperation, so long as Executive provides advance written notice to the Company of Executive’s request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this Section is intended to, and this Section shall not, preclude or limit Executive’s preserved rights described in Section 18 below.

6.                  Effect of Bonus on Other Benefits. Neither the entrance into this Agreement nor the payment of any amount hereunder will affect Executive’s benefits under any benefit plan, policy, or arrangement of the Company, except to the extent expressly provided in any such benefit plan, policy, or arrangement. Without limiting the preceding sentence, the Bonus:

(a)                        shall not be considered in the computation of Executive’s performance award for purposes of Section 3 of the Change in Control Agreement;

(b)                        shall not be considered in the computation of Executive’s base salary and;

(c)                        shall not be considered in the determination of the payments, if any, that Executive may be entitled to pursuant to any severance plan, policy, or arrangement or the Change in Control Agreement.

7.                  Restrictive Covenants. Any payment or payments under this Agreement to Executive shall be conditioned upon Executive’s compliance with any restrictive covenant (including, without limitation, any non-competition, non-solicitation, non-disparagement, or protection of confidential information covenant) that directly or indirectly benefits the Company (collectively, the “Restrictive Covenants”)). If Executive breaches any such Restrictive Covenant in any material respect, Executive shall automatically, without further action, notice or deed, forfeit his right to any payment hereunder, without payment of any consideration therefor, and upon demand by the Company, Executive shall promptly repay to the Company any amounts already received under this Agreement.

8.                  Offset of Amounts Owed; Withholding. The Company shall be entitled to deduct or withhold from any Bonus payment made to Executive any amounts Executive owes the Company or any of its affiliates, and any federal, state, local or foreign taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates.

2

9.                No Change in Legal Employment Status. This Agreement and the Bonus are not a contract or guarantee of employment with the Company and they are not intended to change in any way Executive’s status as an at-will employee subject to all applicable terms and conditions of Executive’s employment.

10.              No Right to Assign. Executive may not sell or assign Executive’s right to receive payments hereunder or pledge such payments as security for a loan or otherwise, and any such sale, assignment, or pledge shall be null and void ab initio.

11.              Successors. This Agreement is binding on the Company and any direct corporate successor to the Company or its business, and on Executive’s estate, personal representative, guardian or any other person acting in Executive’s interest.

12.              Governing Law. This Agreement will be governed by and interpreted under New York law, without regard to the choice of law provisions thereof. Any and all actions arising out of this Agreement shall be brought and heard in the Bankruptcy Court and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

13.              Administrative Claim Status. Any Bonus earned pursuant to the terms of this Agreement shall constitute an administrative expense claim pursuant to section 503(a)(1)(A) of the Bankruptcy Code which shall be payable from proceeds of a Determination Event.

14.              Advice of Counsel. Both parties hereto acknowledge that they have had, to the extent so desired, the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

15.              No Rights as a Shareholder. Executive shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to the Bonus. Without limitation of the foregoing, the Bonus shall not entitle Executive to any dividend or voting rights or any other rights of a shareholder of the Company.

16.              Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Section 409A to the extent necessary to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) if, on the date of termination, Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is the first business day of the seventh month following the date of termination (or the earliest date as is permitted under Section 409A), and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

3

17.              Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

18.              Protected Activities. Nothing in this Agreement shall be construed as a waiver by Executive of Executive’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

19.              Entire Agreement. Except as otherwise specifically referenced herein, this Agreement is the entire agreement between Executive and the Company concerning the terms of the Bonus, and it supersedes any other oral or written agreement or statement with respect to the subject matter hereof.

20.              Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

4

If to the Company to:

Aceto Corporation

4 Tri Harbor Court

Port Washington, New York 11050

Telephone: 201.961.9000

Facsimile: 201.961.1234

Attn: Chief Legal Officer

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: 212.204.8688

Facsimile: 973.597.2507

Attn: Steven E. Siesser, Esq.

If to Executive, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this paragraph to the other persons named above.

21.              Effectiveness. The effectiveness of this Agreement shall in all respects be subject to Bankruptcy Court approval.

22.              Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACETO CORPORATION

By:	/s/ Charles J. Alaimo	4/12/2019
	Name: Charles J. Alaimo	Date
Title: SVP, Human Resources

EXECUTIVE

By:	William C. Kennally, III	4/12/2019
	Executive Name (Print)	Date

/s/ William C. Kennally, III
Signature

6

Exhibit A

Definitions

“Adjusted Proceeds” means the after-tax Sale Proceeds calculated after both the consummation of (i) a Sale of the ChemPlus Business or Determination Event with respect to all or substantially all of the assets of the ChemPlus Business and, if and only if a Sale of the Pharma Business or Other Realization Event occurs, (ii) either a Sale of the Pharma Business or an Other Realization Event, and determined by the Company in its sole discretion. For clarity, if a Sale of the Pharma Business or Other Realization Event does not occur, the Adjusted Proceeds shall mean such after-tax Sale Proceeds solely resulting from the Sale of the ChemPlus Business or Determination Event with respect to substantially all of the assets of the ChemPlus Business.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et. seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey.

“Board” means the Company’s Board of Directors.

“Change in Control Agreement” means that certain Change in Control Agreement dated as of the 11th day of October, 2017, by and between the Company and Executive, as may be amended, restated, or otherwise modified from time to time.

“ChemPlus Business” means, collectively, the (i) Nutritional Business Sub Segment, (ii) the business segment of the Company and certain of its affiliates historically identified as “Performance Chemicals” and consisting of the sourcing and distribution of specialty chemicals and agricultural protection products, including the supply to various industrial segments of chemicals used in the manufacture of plastics, surface coatings, cosmetics and personal care, textiles, fuels and lubricants and Performance Chemicals, and (iii) the business segment of the Company and certain of its affiliates historically identified as “Pharmaceutical Ingredients” and comprised of the Active Pharmaceutical Ingredients (APIs) and Pharmaceutical Intermediates product groups.

“ChemPlus Stalking Horse Bid” means that certain Asset Purchase Agreement by and among the Company, Aceto Agricultural Chemicals Corporation and Aceto Realty LLC, as Sellers, and NMC Atlas, L.P., as Buyer dated as of February 18, 2019.

“ChemPlus Enhanced Agreement” means an agreement for the purchase of the assets of the ChemPlus Business for aggregate consideration greater than the consideration payable pursuant to the ChemPlus Stalking Horse Bid.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Current Adjusted Proceeds” means the after-tax Sale Proceeds that would result from a Sale of the ChemPlus Business based on the ChemPlus Stalking Horse Bid as in effect on the date hereof, not taking into account a Sale of the Pharma Business or any Other Realization Event and determined by the Company in its sole discretion.

7

“Determination Event” means (i) in one or more transactions the Company’s unsecured creditors obtain any ownership in the equity or assets of one or more business units of the Company or (ii) the Company receives Adjusted Proceeds that exceeds the Current Adjusted Proceeds (such excess the “Adjusted Proceeds Increase”, as determined by the Company in its sole discretion) upon the occurrence of an Other Realization Event.

“Key Executive Incentive Agreement” means that certain Key Executive Incentive Agreement by and between the Company and Executive, effective February 11, 2019, as may be amended, restated, or otherwise modified from time to time.

“Nutritional Business Sub Segment” means the business segment of the Company and certain of its affiliates consisting of the supply of ingredients and raw materials used in the production of food, nutritional and packaged dietary supplements, including vitamins, supplements, botanical extracts, amino acids, minerals, iron compounds and biochemicals used in pharmaceutical and nutritional preparations.

“Other Realization Event” means a transaction, other than a Sale of the Pharma Business, that results in the recognition by the Company of gain or loss with respect to the Pharma Business.

“Pharma Business” means the business segment of certain subsidiaries of the Company consisting of the development, marketing, sales and distribution of prescription and over-the-counter pharmaceutical finished dosage form products, excluding the Nutritional Business Sub Segment.

“Pharma” means Rising Pharmaceuticals, Inc., a New Jersey corporation.

“Sale of the ChemPlus Business” means the consummation, in one or a series of transactions, of the sale, transfer or disposition of all or substantially all of assets (whether by way of a sale, transfer or merger of the equity of the entities that own such assets, or a combination thereof) of the ChemPlus Business, other than a sale, transfer, or other disposition to (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, in each case following which the Company continues as a going concern.

“Sale of the Company” means the consummation of (i) a Sale of the ChemPlus Business, and (ii) a Sale of the Pharma Business.

“Sale of the Pharma Business” means the consummation, in one or a series of transactions, of the sale, transfer or disposition of all or substantially all of assets (whether by way of a sale, transfer or merger of the equity of the entities that own such assets, or a combination thereof) of the Pharma Business, other than a sale, transfer, or other disposition to (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, in each case following which the Company continues as a going concern.

8

Exhibit B

Bonus Amounts

Payment Trigger	Performance Level	Aggregate Sale Proceeds (in Millions)	Amount of Bonus (Multiple of Base Salary)	Amount of Bonus (Dollar Amount)
Any Transaction	Maximum Performance	$424M	2.0x Base Salary	$1,600,000
	Goal Performance	$391M	1.75x Base Salary	$1,400,000
	Threshold Performance	$360M	1.5x Base Salary	$1,200,000

The amount of the Bonus shall be determined in accordance with the table set forth above, subject to the following:

1. Aggregate Sale Proceeds with respect to any Transaction shall include the Sale Proceeds attributable to such Transaction and any Sale Proceeds attributable to any prior Transaction that occurs after the date hereof.

2. If payment is triggered by a Transaction and the Performance Level in such Transaction is (i) between the Threshold Performance and the Goal Performance, or (ii) between the Goal Performance and the Maximum Performance, the amount payable shall be determined based on straight-line interpolation. If the attained Performance Level is less than the Threshold Performance, no amount shall be earned or paid.

3. If a Bonus is payable with respect to any Transaction, the amount of the Bonus payable with respect to such Transaction shall be the amount payable pursuant to this Exhibit B, minus the aggregate amount previously paid to Executive subsequent to February 19, 2019 pursuant to the terms of this Agreement. Subject to the foregoing, in the case of a ChemPlus Enhanced Agreement or a Determination Event, the amount of the Bonus payable with respect to such Transaction shall be determined based on after-tax Sale Proceeds as determined by the Company in its sole discretion.

4. Notwithstanding anything in this Agreement to the contrary, the amount payable with respect to the Bonus shall be reduced, dollar-for-dollar (but not below zero), by the amount (i.e., $800,000) paid to Executive prior to February 19, 2019 for achieving the ChemPlus Stalking Horse Bid, and the amount of such reduction shall not be payable to Executive.

5. The Sale Proceeds with respect to a Determination Event shall be determined taking into account (a) if the Determination Event is effected in accordance with clause (i) of the definition of Determination Event, the value associated with such series of Transactions as determined by PJT Partners or as determined by another investment firm as chosen by the Board or (b) if the Determination Event is effected in accordance with clause (ii) of the definition of Determination Event, the amount of the Adjusted Proceeds determined by the Company in its sole discretion.

9